RUSSELL INVESTMENTS STRATEGIC CREDIT FUND

RUSSELL INVESTMENTS NEW ECONOMY INFRASTRUCTURE FUND

SHAREHOLDER SERVICES PLAN

CLASS I SHARES

This Shareholder Services Plan (the “Plan”) has been adopted with respect to Class I Shares (the “Shares”) issued by the Russell Investments Strategic Credit Fund and Russell Investments New Economy Infrastructure Fund (each, a “Fund” and together, the “Funds”), each of which is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

This Plan will pertain to Class I Shares of the Funds.

Section 1. Payment for Shareholder Services. The Funds may compensate Russell Investments Financial Services, LLC (the “Distributor”) or any broker-dealers, banks, investment advisers, financial planners and other financial institutions that are dealers of record or holders of record or that have a servicing relationship with the beneficial owners or record holders of Shares of the Funds (“Servicing Agents”) for any activities or expenses primarily intended to assist, support, or service their clients who beneficially own or are record holders of Shares of the Funds as set forth in a Shareholder Services Agreement, a form of which is set forth in Appendix A (a “Service Agreement”), provided that any material modifications of services listed in the Service Agreement shall be presented for approval or ratification by the Board of Trustees of the Funds (the “Board”) at the next regularly scheduled Board meeting. As an alternative to entering into a form of Service Agreement attached hereto, the Distributor or Funds may enter into any service agreement with a Servicing Agent that includes terms and conditions that are substantially the same as those set forth in the term sheet attached as Appendix B hereto. Payments by the Funds under this Section 1 of the Plan will be calculated daily and paid as billed at a rate or rates set from time to time by the Board, provided that no rate set by the Board for Shares of any Fund may exceed, on an annual basis, .25% of the average net asset value of that Fund’s Shares.

Section 2. Shareholder Servicing Expenses Covered by the Plan. The fees payable under Section 1 of this Plan may be used to compensate (a) Servicing Agents for shareholder services provided, and related expenses incurred, with respect to Shares, by such Servicing Agents and (b) the Distributor for shareholder services provided, and related expenses incurred by it with respect to Shares, including payments made by the Distributor to compensate Servicing Agents for providing such shareholder services and incurring such related expenses.

Section 3. Shareholder Services Agreements. Any officer of the Funds is authorized to execute and deliver, in the name and on behalf of the Fund, (a) written Service Agreements with Servicing Agents and (b) a written Service Agreement with the Distributor, each in a form duly approved from time to time by the Board. Any such Service Agreement with Servicing Agents and any such

Service Agreement with the Distributor shall be in substantially the form attached hereto as Appendix A or contain the terms and conditions that are substantially the same as those set forth in Appendix B, until modified by the Board.

Section 4. Limitations on Payments. Payment made by the Funds under Section 1 must be for shareholder services rendered for or on behalf of the Fund. All expenses incurred by the Funds in connection with the Service Agreement and the implementation of this Plan shall be borne entirely by the beneficial owners or holders of the Shares of the Funds.

Notwithstanding anything herein to the contrary, the Funds shall not be obligated to make any payments under this Plan that exceed the maximum amounts payable under the rules of the Financial Industry Regulatory Authority.

Section 5. Reports of Distributor. So long as this Plan is in effect, the Distributor shall provide to the Funds’ officers and Board, and the Board shall review at least quarterly, a written report of the amounts expended by it pursuant to this Plan and the purposes for which such expenditures were made.

Section 6. Continuance of Plan. Unless sooner terminated, this Plan may continue in effect for a period of one year from its date of adoption and shall continue thereafter for successive annual periods, provided that such continuance is specifically approved by a majority of the Board, including a majority of the Trustees who are not “interested persons,” as defined in the 1940 Act, of the Funds and have no direct or indirect financial interest in the operation of this Plan or in any Service Agreement related to this Plan (the “Disinterested Trustees”) cast in accordance with the requirements of the 1940 Act and the rules and regulations thereunder, or in accordance with such regulatory guidance, interpretations, or exemptive relief issued by the Securities and Exchange Commission or it staff from time to time.

Section 7. Amendments. This Plan may be amended at any time with respect to any Fund by the Board provided that any material amendment of the terms of this Plan (including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in Section 6 hereof.

Section 8. Termination. This Plan is terminable, as to a Fund’s Shares, by vote of a majority of the Disinterested Trustees.

Section 9. Selection/Nomination of Trustees. While this Plan is in effect, the selection and nomination of the Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.

Section 10. Records. The Funds will preserve copies of this Plan, and any agreements and written reports regarding this Plan presented to the Board for a period of not less than six years.

Section 11. Miscellaneous. The captions in this Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, Russell Investments Strategic Credit Fund and Russell Investments New Economy Infrastructure Fund have adopted this Shareholder Services Plan as of February 25, 2025.

RUSSELL INVESTMENTS STRATEGIC CREDIT FUND

By:	/s/ Vernon Barback
Name:	Vernon Barback
Title:	President and Chief Executive Officer

RUSSELL INVESTMENTS NEW ECONOMY INFRASTRUCTURE FUND

By:	/s/ Vernon Barback
Name:	Vernon Barback
Title:	President and Chief Executive Officer

Appendix A

SHAREHOLDER SERVICES AGREEMENT

WITH SERVICING AGENT

CLASS I SHARES

(“Class Shares”)

This Shareholder Services Agreement (“Agreement”) is dated    , 20__ between Russell Investments Financial Services, LLC (“RIFIS”) and ____________________ (“Servicing Agent”) concerning the provision of shareholder assistance, support, and administrative services relating to Class Shares (“Class Shareholders”) of the Russell Investments Strategic Credit Fund and Russell Investments New Economy Infrastructure Fund (each, an “Investment Company” and together, the “Investment Companies”) for which RIFIS is the principal underwriter as defined in the Investment Company Act of 1940 (the “1940 Act”) for the continuous distribution of said Class Shares.

The terms and conditions of this Agreement are as follows:

Section 1. Servicing Agent agrees to provide shareholder assistance, support and administrative services to its customers (“Customers”) who may from time to time beneficially own Class Shares. Such services may include, but neither are required to include nor are limited to the following: (i) acting as the sole shareholder of record and nominee for Class Shareholders; (ii) maintaining account records for Class Shareholders; (iii) receiving, aggregating and processing Class Shareholder purchase, exchange, and repurchase orders from Class Shareholders and placing net purchase, exchange, and repurchase requests with RIFIS, its affiliate or designee; (iv) issuing confirmations to Class Shareholders; (v) providing and maintaining elective services for Class Shareholders such as check writing and wire transfer services; (vi) providing Class Shareholder sub-accounting; (vii) communicating periodically with Class Shareholders; (viii) answering questions and handling correspondence from Class Shareholders about their accounts; (ix) maintaining pre-authorized investment allocation strategies for Class Shareholder accounts; and (x) providing such other similar services as RIFIS or Investment Companies may reasonably require to the extent Servicing Agent is permitted to do so under applicable statutes, rules or regulations. All services rendered hereunder by Servicing Agent shall be performed in a professional, competent and timely manner.

Section 2. Servicing Agent will perform only those activities that are consistent with statutes and regulations applicable to it.

Section 3. Servicing Agent will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in its business, or any personnel in its employment) as may be reasonably necessary or beneficial in order to provide the shareholder investment support services contemplated hereby.

Section 4. Servicing Agent agrees that it shall not permit a Customer to purchase or otherwise transact in Class Shares prior to receiving written notification from RIFIS that RIFIS or one of its affiliates has entered into a written agreement with the financial intermediary representing such Customer.

Section 5. Neither Servicing Agent nor any of its officers, employees or agents are authorized to make any representations concerning RIFIS, Investment Companies or the Class Shares except those contained in the Investment Company’s applicable then current prospectuses and statements of additional information, as amended or supplemented from time to time, a copy of each of which will be supplied by RIFIS or the Investment Companies to Servicing Agent, or in such supplemental literature or advertising as may be authorized by RIFIS on behalf of the Investment Companies in writing.

Section 6. If Servicing Agent designates any of its responsibilities under this Agreement to a designee (“Designee”), Servicing Agent shall be liable to RIFIS, its affiliates and/or the Fund, as applicable, for each Designee’s compliance with the terms of this Agreement to the same extent as if Servicing Agent itself had acted or failed to act instead of the Designee, unless such Designee has a written agreement in place with RIFIS or one of its affiliates with respect to this Agreement. Servicing Agent shall: (i) make available to the Fund, RIFIS or their designees, upon request, a list of all such Designees; (ii) perform appropriate reviews of its Designees to ensure compliance with this Agreement or any related agreements, as well as the prospectus and all applicable rules and regulations related to the performance of this Agreement or any related agreements; and (iii) make available to the Fund, RIFIS or their designees, upon request, all written records of such reviews.

Section 7. For all purposes of this Agreement, Servicing Agent will be deemed to be an independent contractor and will have no authority to act as agent for RIFIS or the Investment Companies in any matter or in any respect, except as expressly authorized. Nothing in this Agreement shall be deemed or construed to make the Servicing Agent an employee, agent, representative or partner of the Investment Companies or RIFIS. This Agreement is not exclusive and RIFIS may enter into similar arrangements with other institutions.

Section 8. By its written acceptance of this Agreement, Servicing Agent agrees to and does release, indemnify and hold Investment Companies, RIFIS and their designees and their directors, officers, employees, and agents (“Indemnified Parties”) harmless from and against any and all direct or indirect liabilities or losses resulting from (i) any fraudulent, reckless, grossly negligent or unlawful act or omission or willful misconduct of or by Servicing Agent or its officers, employees or agents (or of or by any Designee that does not have a written agreement in place with RIFIS or one of its affiliates with respect to the Agreement), regarding its responsibilities under this Agreement, or (ii) any material breach of the Agreement by Servicing Agent or its officers, employees or agents (or by any Designee that does not have a written agreement in place with RIFIS or one of its affiliates with respect to the Agreement). A violation of applicable law, rule or regulation (“Applicable Law”), any willful misconduct or gross negligence in the performance, or failure to perform, any obligations under this Agreement by any of the Indemnified Parties shall not affect the right to indemnification of the Indemnified Parties who did not violate Applicable Law, act willfully or grossly negligent or failed to perform hereunder. Servicing Agent and its employees will, upon request, be available during normal business hours to consult with RIFIS, Investment Companies and/or their respective designees concerning the performance of its responsibilities under this Agreement.

Section 9. In consideration of the services and facilities provided by Servicing Agent hereunder, RIFIS, acting on behalf of the Investment Companies, or the Investment Companies will pay to Servicing Agent (or, as applicable, the clearing dealer on behalf of Servicing Agent) as billed, and Servicing Agent will accept as full payment therefore, a fee equal to the percentage of the average net asset value of Class Shares held by its Customers as set forth on Appendix A hereto. The fee rate payable to Servicing Agent may be prospectively increased or decreased by RIFIS or the Investment Companies, each in its sole discretion, at any time upon notice to Servicing Agent. Further, RIFIS or Investment Companies may, in their discretion and without notice, suspend or withdraw the sale of Class Shares of the Investment Companies, including the sale of Class Shares to Servicing Agent for the account of any Customer or Customers. Compensation payable under this Agreement is subject to, among other things, Financial Industry Regulatory Authority, Inc. (“FINRA”) rules governing receipt by FINRA members of shareholder investment services plan fees from registered investment companies (the “FINRA Rules”). Such compensation shall only be paid for services determined to be permissible under the FINRA Rules, and Servicing Agent agrees that any compensation paid under this Agreement is not for activities designed primarily to result in sales of Class Shares. Servicing Agent and RIFIS acknowledge that the fee will be paid by the applicable Investment Company pursuant to shareholder services plan(s) related to the Class Shares, which is approved annually by the Investment Company’s board of trustees.

Section 10. Servicing Agent agrees to furnish RIFIS, Investment Companies or their respective designees with such information as each may reasonably request (including, without limitation, periodic certifications confirming the provision to Customers of the services described herein), and will otherwise cooperate with RIFIS, Investment Companies and their respective designees (including, without limitation, any auditors or legal counsel designated by RIFIS or Investment Companies or their agents), in connection with the preparation of reports to the Investment Companies’ Board of Trustees concerning this Agreement and the monies paid or payable by RIFIS or the Investment Companies pursuant hereto, as well as any other reports or filings that may be required by law, regulation or order.

Section 11. RIFIS or the Investment Companies may enter into other similar Agreements with any other person or persons without Servicing Agent’s consent.

Section 12. By Servicing Agent’s written acceptance of this Agreement, Servicing Agent represents, warrants and agrees that: (i) in no event will any of the services provided by Servicing Agent hereunder be primarily intended to result in the sale of any shares issued by the Investment Companies; (ii) the compensation payable to Servicing Agent hereunder, together with any other compensation Servicing Agent receives in connection with the investment of its Customers’ assets in Class Shares of the Investment Companies, will be disclosed by Servicing Agent to the Customers to the extent required by applicable laws or regulations, will be authorized by the Customers and will not result in an excessive or unreasonable fee to Servicing Agent, (iii) in the event an issue pertaining to this Agreement or the shareholder services plan related to the Class Shares is submitted for shareholder approval, and Servicing Agent has the authority to do so, Servicing Agent will vote any Class Shares held for its own account in the same proportion as the vote of the Class Shares held for its Customers’ benefit, and (iv) it is in compliance and will continue to be in compliance with all applicable anti-money laundering laws and regulations, including to the extent legally required, the Bank Secrecy Act, as amended by the USA PATRIOT Act, and implementing regulations of the Bank Secrecy Act, applicable guidance issued by the Securities and Exchange Commission, and the guidance and rules of FINRA. In addition, Servicing Agent understands that this Agreement is subject to the terms of the shareholder services plan related to the Class Shares, as well as any other applicable rules or regulations promulgated by the Securities and Exchange Commission.

Section 13. Servicing Agent agrees to conform to compliance standards adopted by RIFIS or the Investment Companies as to when Class Shares in the Investment Companies may be appropriately sold to or retained by particular investors.

Section 14. This Agreement will become effective on the date set forth above and continues in effect until terminated. This Agreement may be terminated at any time without the payment of any penalty by the Investment Companies (which termination may be by a vote of a majority of the disinterested trustees on the Investment Company’s board of trustees or by vote of a majority of the outstanding voting securities of the Investment Company) or by RIFIS or Servicing Agent on not more than sixty days’ written notice. This Agreement will terminate upon its assignment, as such term is defined in the Investment Advisers Act of 1940, as amended, unless such assignment is made with the written consent of each party and in accordance with applicable law.

Section 15. All notices and other communications to Servicing Agent, RIFIS or the Investment Companies will be duly given if mailed or emailed to the appropriate mailing address or email address stated herein (with a confirming copy by mail), or to such other address as either party shall so provide in writing to the other

Section 16. This Agreement will be construed in accordance with the laws of the state of Washington without giving effect to principles of conflict of laws, and is nonassignable by the parties hereto.

The parties are signing this agreement on the date stated in the introductory clause of this Agreement:

RUSSELL INVESTMENTS FINANCIAL SERVICES, LLC, 1301 Second Avenue, 18th Floor Seattle, Washington 98101	SERVICING AGENT NAME Address City, State Zip Atten:
Attention: Contract Administration

By:	By:

Name:	Name:

Title:	Title:

APPENDIX A

Fee Schedule

Class Shares	Shareholder Service Fee[1]
I	25 bps

[1]

Fees are expressed as a percentage of the average net asset value of Class Shares held by Servicing Agent’s Customers during the preceding calendar quarter. Fees are paid by the Investment Company pursuant to a shareholder services plan related to the Class Shares, which is approved annually by the Investment Company’s board of trustees.

Appendix B

Russell Investments Strategic Credit Fund

Russell Investments New Economy Infrastructure Fund

Term Sheet for Shareholder Services Agreements

The Board of Trustees of the Russell Investments Strategic Credit Fund and Russell Investments New Economy Infrastructure Fund (each, a “Fund” and together, the “Funds”) approved a form of Shareholder Services Agreement with Servicing Agent (the “Approved Agreement”) at its February 24, 2025 meeting. Russell Investments Financial Services, LLC (“RIFIS”), the Fund’s principal underwriter, its affiliates or the Fund from time to time may enter into arrangements with servicing agents (“Servicing Agents”) who desire to use agreements other than the Approved Agreement in documenting arrangements to provide shareholder assistance, support, and administrative services with respect to the Fund’s shares. In such other agreements, RIFIS, its affiliates or the Fund may agree to reasonable and customary terms and conditions in their discretion, but RIFIS, its affiliates and the Fund will not agree to any terms and conditions that bind the Fund or its Trustees in such other agreements except for terms and conditions that do not differ materially from the following terms and conditions which presently exist in the Approved Agreement:

Customers Eligible to Purchase Class Shares	Servicing Agent agrees that it shall not permit a Customer to purchase or otherwise transact in Class Shares prior to receiving written notification from RIFIS that RIFIS or one of its affiliates has entered into a written agreement with the financial intermediary representing such Customer.

Servicing Agent Responsibilities for Certain Designees	If Servicing Agent designates any of its responsibilities under the Agreement to a designee (“Designee”), Servicing Agent shall be liable to RIFIS, its affiliates and/or the Fund, as applicable, for each Designee’s compliance with the terms of the Agreement to the same extent as if Servicing Agent itself had acted or failed to act instead of the Designee, unless such Designee has a written agreement in place with RIFIS or one of its affiliates with respect to this Agreement.

Servicing Agent shall:

(i) make available to the Fund, RIFIS or their designees, upon request, a list of all such Designees;

(ii)  perform appropriate reviews of its Designees to ensure compliance with the Agreement or any related agreements, as well as the Prospectus and all applicable rules and regulations related to the performance of the Agreement or any related agreements; and

(iii)  make available to the Fund, RIFIS or their designees, upon request, all written records of such reviews.

Suspension of Sales	The Fund, RIFIS or their respective designees may, at its or their sole discretion and without notice, suspend or withdraw the sale of any Shares of the Fund or any class of the Fund’s Shares.

Recordkeeping/Compliance	Servicing Agent shall furnish information that RIFIS, the Fund or their respective designees may reasonably request and will otherwise cooperate with RIFIS, the Fund and their respective designees in connection with the preparation of reports to the Fund’s Board of Trustees concerning the Agreement or the monies paid or payable by RIFIS or the Fund pursuant thereto, as well as any other reports or filings that may be required by law, regulation or order.

Servicing Agent shall conform to any reasonable compliance standards adopted by RIFIS or the Fund as to when Fund shares may be appropriately sold to or retained by particular investors.

Sales Literature	Servicing Agent shall not make any representations concerning the Fund or Shares except those contained in the Fund’s Prospectus or in such supplemental literature or advertising as may be authorized by RIFIS on behalf of the Fund in writing.

Anti-Money Laundering	Servicing Agent represents and warrants that it is in compliance and will continue to be in compliance with all applicable anti-money laundering laws and regulations, including, to the extent legally required, the Bank Secrecy Act, as amended by the USA PATRIOT Act, and implementing regulations of the Bank Secrecy Act, applicable guidance issued by the U.S. Securities and Exchange Commission, and the guidance and rules of FINRA.

Indemnification	Servicing Agent shall release, indemnify and hold the Fund, RIFIS, their designees and their directors, officers, employees and agents (“Indemnified Parties”) harmless from and against any and all direct or indirect liabilities or losses resulting from (i) any fraudulent, reckless, grossly negligent or unlawful act or omission or willful misconduct of or by Servicing Agent or its officers, employees or agents (or of or by any Designee that does not have a written agreement in place with RIFIS or one of its affiliates with respect to the Agreement), regarding its responsibilities under this Agreement, or (ii) any material breach of the Agreement by Servicing Agent or its officers, employees or agents (or by any Designee that does not have a written agreement in place with RIFIS or one of its affiliates with respect to the Agreement).

A violation of applicable law, rule or regulation (“Applicable Law”), any willful misconduct or gross negligence in the performance, or failure to perform, any obligations under this Agreement by any of the Indemnified Parties shall not affect the right to indemnification of the Indemnified Parties who did not violate Applicable Law, act willfully or grossly negligent or failed to perform under the Agreement.

No Agency	Nothing in the Agreement shall be deemed or construed to make the Servicing Agent an employee, agent, representative or partner of any of the Fund or RIFIS, and Servicing Agent is not authorized to act for RIFIS or for any Fund or to make any representations on RIFIS’ or the Fund’s behalf. The Agreement is not exclusive and RIFIS may enter into similar arrangements with other institutions.

Shareholder Services Performed by Servicing Agent or its Designee

Servicing Agent or its Designee shall perform the following services [as appropriate in light of the arrangement]:

Acting as the sole shareholder of record and nominee for Fund shareholders;

Maintaining account records for Fund shareholders;

Receiving, aggregating and processing Fund shareholder purchase, exchange, and repurchase orders from Fund shareholders and placing net purchase, exchange, and repurchase requests for shares of the Fund;

Issuing confirmations to Fund shareholders;

Providing and maintaining elective services for Fund shareholders such as check writing and wire transfer services;

Providing Fund shareholder sub-accounting;

Communicating periodically with Fund shareholders;

Answering questions and handling correspondence from Fund shareholders;

Maintaining pre-authorized investment allocation strategies for Fund shareholder accounts; and

Providing such other similar services as RIFIS or the Fund may reasonably require to the extent Client is permitted to do so under applicable statutes, rules or regulations.

Shareholder Services Fees Paid to Servicing Agent	Fees payable as provided in the shareholder services plan(s) as may be approved annually by the Fund Board of Trustees

Payment Terms for Shareholder Services Fees Paid to Servicing Agent

In consideration for the services to be provided by the Servicing Agent pursuant to the Agreement, RIFIS or the Fund will calculate and pay Servicing Agent, who shall accept as full payment for services rendered pursuant to the Agreement, the applicable Shareholder Services fees.

Each such fee shall be paid quarterly, in arrears, based on the average daily net assets of each class of the Fund shares for which Servicing Agent is recognized as the broker of record through the last business day of such quarter.

The fee rate payable to Servicing Agent may be prospectively increased or decreased by the Fund, RIFIS, the Fund or their respective designees (as applicable), in its or their sole discretion, at any time upon notice to Servicing Agent.

Termination	The Agreement may be terminated at any time without the payment of any penalty by the Fund (which termination may be by a vote of a majority of the disinterested trustees on the Fund’s board of trustees or by vote of a majority of the outstanding voting securities of the Fund) or by RIFIS or Servicing Agent on not more than sixty days’ written notice.

Assignment	The Agreement will terminate upon its assignment, as such term is defined in the Investment Advisers Act of 1940, as amended, unless such assignment is made with the written consent of each party and in accordance with applicable law.